As filed with the Securities and Exchange Commission on October 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ELASTIC N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan

(Full title of the plan)

Elastic N.V.

800 West El Camino Real, Suite 350

Mountain View, California 94040

(650) 458-2620

(Address of principal executive offices, including zip code)

Shay Banon

Chief Executive Officer and Chairman

Elastic N.V

800 West El Camino Real, Suite 350

Mountain View, California 94040

(650) 458-2620

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Steven E. Bochner, Esq. Steven V. Bernard, Esq. Andrew D. Hoffman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	W.H. Baird Garrett, Esq. Elastic N.V. 800 West El Camino Real, Suite 350 Mountain View, California 94040 (650) 458-2620	Reinier Kleinpool De Brauw Blackstone Westbroek N.V. Claude Debussylaan 80 1082 MD Amsterdam The Netherlands +31 20 577 1771

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary shares, par value €0.01 per share, issuable in respect of assumed Endgame, Inc. common stock pursuant to the Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended (the “Plan”)

	245,390(2)	$49.00(3)	$12,024,110.00(3)	$1,560.73(3)

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) registers the issuance of the ordinary shares of Elastic N.V. (the “Registrant”), par value €0.01 per share, (the “Ordinary Shares”) subject to stock options assumed by the Registrant as a result of the consummation on October 8, 2019, of the transaction contemplated by the Agreement and Plan of Reorganization, dated as of June 5, 2019, by and among the Registrant, Avengers Acquisition Corp., a wholly owned subsidiary of the Registrant, Endgame, Inc. and Shareholder Representative Services LLC.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(3)

Estimated in accordance with Rule 457 (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $49.00 per share, which is the weighted average exercise price per share of the outstanding options under the Plan.

ELASTIC N.V.

REGISTRATION STATEMENT ON FORM S-8

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Elastic N.V. (the “Registrant” or the “Company”) to register 245,390 shares of the Registrant’s ordinary shares, par value €0.01 per share, (the “Ordinary Shares”) subject to stock options under the Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended. Pursuant to the Agreement and Plan of Reorganization, dated as of June 5, 2019, by and among the Registrant, Avengers Acquisition Corp., a wholly owned subsidiary of the Registrant (“Merger Sub”), Endgame, Inc. (“Endgame”) and Shareholder Representative Services LLC (the “Merger Agreement”), Merger Sub merged with and into Endgame, with Endgame surviving as a wholly owned subsidiary of the Registrant. In accordance with the Merger Agreement, certain options to purchase Endgame common stock were assumed by the Registrant, and were converted into options to purchase the Registrant’s Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2019, filed with the Commission on June 28, 2019;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(3) The description of the Registrant’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-38675) filed with the Commission on September 24, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s executive officers who are not also a director have entered into indemnification agreements with the Registrant. The agreements provide, to the fullest extent permitted by the Registrant’s articles of association and the law of The Netherlands, that the Registrant will indemnify the executive officers who are not also a director against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving an executive officer by reason of his position as officer.

The articles of association provide that the Registrant will indemnify current and former directors against:

(i)	the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties the company has asked them to fulfil;

(ii)	any compensation or financial penalties they owe as a result of an act or omission as referred to under (i) above;

(iii)	any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to under (i) above;

(iv)	the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and

(v)

tax damage due to reimbursements in accordance with the above, to the extent this relates to the indemnified person’s current or former position with the Registrant and/or a group company and in each case to the extent permitted by applicable law.

No indemnification shall be given to an indemnified person insofar as:

(i)

it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable. In that case, the indemnified person must immediately repay the sums reimbursed by the company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness; or

(ii)	the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or

(iii)	the indemnified person failed to notify the company as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(1)	Articles of Association of Elastic N.V. (English translation).

4.2	Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended, and related form agreements.

5.1	Opinion of De Brauw Blackstone Westbroek N.V.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38678), filed with the Commission on December 12, 2018.

Item. 9	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on October 10, 2019.

ELASTIC N.V.

By:	/s/ Shay Banon
Name:	Shay Banon
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shay Banon, Janesh Moorjani and W.H. Baird Garrett, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shay Banon Shay Banon	Chief Executive Officer and Chairman (Principal Executive Officer)	October 10, 2019

/s/ Janesh Moorjani Janesh Moorjani	Chief Financial Officer (Principal Financial and Accounting Officer)	October 10, 2019

/s/ Jonathan Chadwick Jonathan Chadwick	Director	October 10, 2019

/s/ Peter Fenton Peter Fenton	Director	October 10, 2019

/s/ Caryn Marooney Caryn Marooney	Director	October 10, 2019

/s/ Chetan Puttagunta Chetan Puttagunta	Director	October 10, 2019

/s/ Steven Schuurman Steven Schuurman	Director	October 10, 2019

/s/ Michelangelo Volpi Michelangelo Volpi	Director	October 10, 2019

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned as the duly authorized representative in the United States of the Registrant in Mountain View, California, on October 10, 2019.

ELASTICSEARCH, INC.

By:	/s/ Janesh Moorjani
Name:	Janesh Moorjani
Title:	President, Secretary and Treasurer